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                          February 16, 2022

       Laureen E. Seeger, Esq.
       Chief Legal Officer
       American Express Company
       200 Vesey Street
       New York, NY 10285

                                                        Re: American Express
Company
                                                            Registration
Statement on Form S-4
                                                            Filed February 11,
2022
                                                            File No. 333-262685

       Dear Ms. Seeger:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact David
Gessert at 202-551-2326 with any questions.




                          Sincerely,


                          Division of Corporation Finance

                          Office of Finance